EXHIBIT 10.1

NOTE PURCHASE AGREEMENT

between

TRIANGLE PETROLEUM CORPORATION

and

NGP TRIANGLE HOLDINGS, LLC

dated as of July 31, 2012

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ii

Schedules

Exhibit A	Convertible Note
Exhibit B	Registration Rights Agreement
Exhibit C	Investment Agreement
Exhibit D	Opinion of Counsel for Triangle

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NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of July 31, 2012 (this “Agreement”), is entered into by and between Triangle Petroleum Corporation, a Nevada corporation (“Triangle”), and NGP Triangle Holdings, LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, at the Closing (as defined below), and in accordance with the provisions of this Agreement, Triangle desires to sell and issue to the Purchaser, and the Purchaser desires to purchase from Triangle, a convertible promissory note for the initial principal amount of $120,000,000 in the form attached hereto as Exhibit A (the “Convertible Note”), which is convertible into shares of common stock, par value $0.00001 per share, of Triangle (“Common Stock”), which number of shares of Common Stock is initially limited to an amount equal to 19.9% of the outstanding shares of Common Stock, in accordance with the terms and upon the conditions of the Convertible Note; and

WHEREAS, contemporaneous with the execution of this Agreement, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which Triangle will agree to provide certain registration rights concerning the Conversion Shares (as defined below) under the Securities Act of 1933, as amended from time to time (the “Securities Act”), and the rules and regulations of the Commission (as defined below) promulgated thereunder, and applicable state securities laws; and

WHEREAS, contemporaneous with the execution of this Agreement, the parties hereto will execute and deliver an Investment Agreement, in the form attached hereto as Exhibit C (the “Investment Agreement”), pursuant to which the Purchaser will be granted certain rights to designate a member of the Board (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that “Affiliate” shall not be deemed to include any portfolio company in which the Purchaser or any of its investment fund Affiliates have made a debt or equity investment.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Board” means the Board of Directors of Triangle or any duly authorized committee thereof.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or day on which banking institutions in the State of Texas are authorized or required by Law or other governmental action to close.

“Closing” shall have the meaning specified in Section 2.02.

“Code” shall have the meaning specified in Section 3.18(b).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” shall have the meaning specified in the recitals to this Agreement.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Conversion Shares” means the Common Stock issuable upon conversion of the Convertible Note in accordance with the terms of the Convertible Note.

“Convertible Note” shall have the meaning specified in the recitals to this Agreement.

“Environmental Law” means any Law, Environmental Permit, obligation required by common law and other legally enforceable requirements applicable to the Triangle Entities or the operation of their business relating to the protection of human health and safety (to the extent such health or safety relate to exposure to Hazardous Materials), the environment and natural resources (including, any natural resource damages, any generation, manufacture, processing, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the environment, and any exposure to Hazardous Materials), including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 C.F.R. part 24 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“Environmental Permits” means all permits, approvals, identification numbers, registrations, consents, licenses, exemptions, variances and governmental authorizations required under or issued pursuant to any applicable Environmental Law.

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“ERISA” shall have the meaning specified in Section 3.18(b).

“ERISA Affiliate” shall have the meaning specified in Section 3.18(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“FCPA” shall have the meaning specified in Section 3.22(a).

“First Stockholders Meeting” shall have the meaning specified in Section 5.01(a).

“GAAP” means generally accepted accounting principles and practices as in the United States of America as of the period presented.

“Governmental Authority” means, with respect to a particular Person, any state, county, city and political subdivision of the United States in which such Person or such Person’s property or assets is located or which exercises valid jurisdiction over any such Person or such Person’s property or assets, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s property or assets. Unless otherwise specified, all references to Governmental Authority herein with respect to Triangle means a Governmental Authority having jurisdiction over the Triangle Entities or any of their respective properties or assets.

“Hazardous Material” means any substance regulated by or as to which liability arises under any applicable Environmental Law including any: (i) chemical, product, material, substance or waste defined as “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (ii) petroleum hydrocarbons, petrochemical or petroleum products, petroleum substances, natural gas and crude oil or any components, fractions or derivatives thereof; and (iii) asbestos containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, or radon gas.

“HSR Act” shall have the meaning specified in Section 3.07.

“Indemnified Party” shall have the meaning specified in Section 6.03(b).

“Indemnifying Party” shall have the meaning specified in Section 6.03(b).

“Investment Agreement” shall have the meaning specified in the recitals to this Agreement.

“Knowledge” means, with respect to Triangle, the actual knowledge of Jonathan Samuels, Joseph Feiten or Justin Bliffen.

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“Law” means any applicable federal, state or local order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any lien, pledge, condemnation award, claim, restriction, easement, covenant, exception to title, charge, preferential purchase right, equity, security interest, exclusive license, mortgage, deed of trust, hypothecation or encumbrance of any nature whatsoever including as a statutory landlord lien.

“Money Laundering Laws” shall have the meaning specified in Section 3.22(b).

“Nevada Corporations Code” shall mean Title 7, Chapter 78 of the Nevada Revised Statutes and the provisions of Chapter 92A of the Nevada Revised Statutes applicable to corporations.

“NYSE MKT” means NYSE MKT LLC.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, certificate or articles of organization, certificate of formation, bylaws, limited liability company agreement, limited partnership agreement, operating agreement or similar organizational document or agreement, as applicable, of such Person.

“Permits” shall have the meaning specified in Section 3.21.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Authority or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Plan” shall have the meaning specified in Section 3.18(b).

“Proposal” shall have the meaning specified in Section 5.01(a).

“Proxy Statement” shall have the meaning specified in Section 5.01(b).

“Purchase Price” means $120,000,000.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Related Parties” shall have the meaning specified in Section 6.01.

“Registration Rights Agreement” shall have the meaning specified in the recitals to this Agreement.

“Representatives” means, with respect to a specified Person, the officers, directors, managers, employees, agents, counsel, accountants, investment bankers, and other representatives of such Person and, when used with respect to the Purchaser, also includes the Purchaser’s direct and indirect stockholders, partners, members, subsidiaries, parent companies and other Affiliates.

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“Ryder Scott” shall have the meaning specified in Section 3.15(a).

“Securities Act” shall have the meaning specified in the recitals to this Agreement.

“Solvent” shall have the meaning specified in Section 3.13.

“Stockholder Approval” shall have the meaning specified in Section 5.01(a).

“Stockholders” means holders of Common Stock.

“Stockholders Meeting” shall have the meaning specified in Section 5.01(a).

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person, or a Subsidiary of such Person, is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have ordinary voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Subsidiary Organizational Documents” means the Organizational Documents of the Triangle Subsidiaries.

“Taxes” shall have the meaning specified in Section 3.19(b).

“Tax Return” shall have the meaning specified in Section 3.19(b).

“Third Party Claim” shall have the meaning specified in Section 6.03(b).

“Transaction Documents” means, collectively, this Agreement, the Convertible Note, the Registration Rights Agreement and the Investment Agreement.

“Triangle” has the meaning set forth in the introductory paragraph of this Agreement.

“Triangle Credit Agreement” shall have the meaning specified in Section 3.02.

“Triangle Entities” means the entities listed on Schedule I to this Agreement.

“Triangle Financial Statements” shall have the meaning specified in Section 3.10(a).

“Triangle Material Adverse Effect” means any event, circumstance or condition that has a material and adverse effect on (i) the assets, liabilities, condition (financial or other), business, results of operations, affairs or prospects of the Triangle Entities taken as a whole; or (ii) the ability of Triangle to consummate the transactions under any Transaction Document to which it is a party.

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“Triangle Organizational Documents” means the Organizational Documents of Triangle.

“Triangle Related Parties” shall have the meaning specified in Section 6.02.

“Triangle SEC Disclosure” shall mean the disclosure included in the Triangle SEC Documents, but excluding any risk factor disclosure contained in any such Triangle SEC Document under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading and excluding any information set forth in any exhibit thereto.

“Triangle SEC Documents” shall have the meaning specified in Section 3.10(a).

“Triangle Subsidiaries” means the entities designated as “Triangle Subsidiaries” on Schedule I to this Agreement.

Section 1.02      Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchaser under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.01     Sale and Purchase. Pursuant to the terms of this Agreement, at the Closing: (i) Triangle hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from Triangle, the Convertible Note; and (ii) as consideration for the issuance and sale of the Convertible Note to the Purchaser, the Purchaser hereby agrees to pay Triangle the Purchase Price.

Section 2.02     Closing. Pursuant to the terms of this Agreement, the consummation of the purchase and sale of the Convertible Note hereunder (the “Closing”) is taking place concurrently with the execution and delivery of this Agreement. The Closing under this Agreement shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1000 Louisiana, Suite 6800, Houston, Texas 77002. The parties agree that the Closing may occur via delivery of facsimiles or photocopies (via actual delivery or electronically via electronic mail) of the Transaction Documents and the closing deliverables contemplated by the Transaction Documents; provided, however, that the parties shall prepare, and the Purchaser shall hold, only one original of the Convertible Note. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken.

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Section 2.03       Triangle Closing Deliverables. Upon the terms and subject to the conditions of this Agreement, at the Closing, Triangle is delivering (or causing to be delivered) the following:

(a)          the Convertible Note, which shall have been duly executed by Triangle;

(b)          a certificate of the Secretary or Assistant Secretary of Triangle, dated as of the date hereof, certifying as to and attaching: (i) the Bylaws of Triangle, as amended, (ii) the resolutions of the Board authorizing the Transaction Documents and the transactions contemplated thereby, including the issuance of the Convertible Note and (iii) the incumbency of the officers executing the Transaction Documents;

(c)          copies of the Articles of Incorporation, Certificate of Formation or Certificate of Incorporation, as the case may be, and all amendments thereto, of each of the Triangle Entities, certified by the Secretary of State (or corresponding governmental official) of its jurisdiction of formation and dated as of a recent date;

(d)          certificates, dated as of a recent date, from the Secretary of State (or corresponding governmental official) of the jurisdiction of formation of each of the Triangle Entities evidencing that such Triangle Entity is in good standing in such jurisdiction;

(e)          certificates, dated as of a recent date, of the Secretary of State (or corresponding governmental official) of each of the jurisdictions listed under “Foreign Qualifications” on Schedule I to this Agreement evidencing the qualification and good standing in such jurisdiction of each of the Triangle Entities as a foreign limited liability company or foreign corporation, as the case may be;

(f)          the cross-receipt executed by Triangle and delivered to the Purchaser certifying that it has received the Purchase Price;

(g)          the Registration Rights Agreement, which shall have been duly executed by Triangle;

(h)          the Investment Agreement, which shall have been duly executed by Triangle;

(i)          a written opinion of outside counsel for Triangle in substantially the form attached hereto as Exhibit D; and

(j)          all other documents, instruments and writings required to be delivered by Triangle at the Closing under the Transaction Documents.

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Section 2.04        Purchaser Closing Deliverables. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser is delivering (or causing to be delivered) the following:

(a)          the Purchase Price, in immediately available U.S. funds via wire transfer to an account designated by Triangle;

(b)          the Registration Rights Agreement, which shall have been duly executed by the Purchaser;

(c)          the Investment Agreement, which shall have been duly executed by the Purchaser and NGP Parent (as defined in the Investment Agreement);

(d)          a cross-receipt executed by the Purchaser and delivered to Triangle certifying that it has received the Convertible Note; and

(e)          all other documents, instruments and writings required to be delivered by the Purchaser at the Closing under the Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TRIANGLE

Except as otherwise disclosed in any Triangle SEC Disclosure contained in the Triangle SEC Documents furnished or filed with the Commission after January 31, 2012 and prior to the date hereof, and except as set forth in the Schedules, which Schedules shall be deemed a part hereof (it being understood that (i) the matters disclosed for the purpose of one section or subsection of the Schedules shall constitute disclosure of such matters for the purposes of other sections or subsections hereof to the extent that such relevance to such other sections or subsections is reasonably apparent (ii) the duplication or cross-referencing of any disclosures made in the Schedules shall not, in any instance or in the aggregate, effect a waiver of the foregoing statement and (iii) the inclusion of an item in the Schedules shall not be deemed to be an admission of the materiality thereof), Triangle represents and warrants to the Purchaser, on and as of the date of this Agreement, as follows:

Section 3.01         Formation and Qualification. Each of the Triangle Entities has been duly formed and is validly existing in good standing under the Laws of its jurisdiction of formation, and is duly registered or qualified to do business and is in good standing as a foreign corporation, limited liability company, limited partnership or general partnership, as the case may be, in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such registration or qualification, except where the failure to so register or qualify would not, individually or in the aggregate, be reasonably likely to have a Triangle Material Adverse Effect. Each of the Triangle Entities has all corporate or limited liability company, as the case may be, power and authority necessary to own or lease its properties and assets currently owned or leased and to conduct its business as currently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, be reasonably likely to have a Triangle Material Adverse Effect. None of the Triangle Entities is in violation of its applicable Organizational Documents.

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Section 3.02         Ownership of Subsidiaries. Except as described on Schedule 3.02, Triangle directly or indirectly owns 100% of the issued and outstanding capital stock or membership interests, as the case may be, of the Triangle Subsidiaries free and clear of all Liens except for Liens created pursuant to the Credit Agreement dated as of April 12, 2012 among Triangle USA Petroleum Corporation, as the borrower, Wells Fargo Bank, National Association, as administrative agent, issuing lender, arranger and sole bookrunner, and the other lenders party thereto (the “Triangle Credit Agreement”). Such capital stock or limited liability company interests, as the case may be, of the Triangle Subsidiaries have been duly authorized and validly issued and, with respect to any capital stock, are fully paid and non-assessable.

Section 3.03         No Other Subsidiaries. Other than its ownership interests in the Triangle Subsidiaries, Triangle does not own, directly or indirectly, any equity or long-term debt securities of any other Person.

Section 3.04         Authorization; Enforceability; Valid Issuance.

(a)          Triangle has all requisite corporate power and authority and has taken all requisite corporate action necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of Triangle under the Transaction Documents, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Convertible Note and the Conversion Shares in accordance with and upon the terms and conditions set forth in the Transaction Documents, subject to the approval of the Proposal (as defined below). The Transaction Documents have been duly authorized and validly executed and delivered by Triangle, and assuming due authorization, execution and delivery by the Purchaser, the Transaction Documents will constitute valid and binding obligations of Triangle enforceable against Triangle in accordance with their terms; provided, that the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and (ii) public policy, applicable Law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

(b)          Upon issuance in accordance with the Convertible Note, the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable and will be free of any and all Liens, other than (i) restrictions on transfer under applicable state and federal securities Laws and the Transaction Documents and (ii) such Liens as are created by or related to the Purchaser. Triangle has reserved and made available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock for issuance upon conversion of the Convertible Note (based on the Outstanding Balance (as defined in the Convertible Note) as of the date hereof) in accordance with its terms, and such shares of Common Stock are free and clear of all Liens, other than (i) restrictions on transfer under applicable state and federal securities Laws and the Transaction Documents and (ii) such Liens as are created by or related to the Purchaser.

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Section 3.05         Capitalization; No Preemptive Rights, Registration Rights or Options.

(a)          Schedule 3.05(a) sets forth, as of the date hereof, (a) the authorized capital stock of Triangle, (b) the number of shares of capital stock of Triangle issued and outstanding, (c) the number of shares of capital stock issuable pursuant to Triangle’s employee benefits or other compensation plans, and (d) the number of shares of capital stock of Triangle issuable or reserved for issuance pursuant to warrants, options, convertible securities or other rights (other than the Convertible Note) exercisable for, or convertible into or exchangeable for any shares of capital stock of Triangle. All of the issued and outstanding shares of Triangle’s capital stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of capital stock of Triangle were issued in violation of the preemptive or similar rights of any security holder of Triangle or in violation of any applicable state or federal securities Laws. No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which Stockholders have the right to vote are issued or outstanding.

(b)          Except as contemplated by the Transaction Documents, no Person is entitled to preemptive or similar rights with respect to any securities of any of the Triangle Entities. Except as described on Schedule 3.05(b) or as contemplated by the Transaction Documents, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which any of the Triangle Entities is or may be obligated to issue any equity securities of any kind. Except as contemplated by the Transaction Documents, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among any of the Triangle Entities and any of the security holders of any of the Triangle Entities relating to the securities of the Triangle Entities held by them. Except as provided in the Registration Rights Agreement, no Person has the right to require any of the Triangle Entities to register any securities of any of the Triangle Entities under the Securities Act, whether on a demand basis or in connection with the registration of securities of any of the Triangle Entities for their own account or for the account of any other Person.

(c)          The issuance and sale of the Convertible Note and the conversion thereof into Conversion Shares pursuant to the terms of the Convertible Note will not obligate any of the Triangle Entities to issue shares of capital stock or other securities to any other Person and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. Triangle does not have outstanding shareholder purchase rights, a “poison pill” or any similar arrangement.

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Section 3.06        No Breach. None of the execution, delivery and performance of the Transaction Documents by Triangle or the consummation of the transactions contemplated by the Transaction Documents (including the issuance and sale of the Convertible Note pursuant to this Agreement and the issuance of the Conversion Shares upon conversion of the Convertible Note) (i) conflicts or will conflict with or constitutes or will constitute a violation of any of the provisions of the Triangle Organizational Documents or the Subsidiary Organizational Documents, (ii) requires any consent, approval or notice under or results in a breach or violation of, or constitutes a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any of the terms and provisions of any Contract to which any of the Triangle Entities is a party or by which any of them or any of their respective properties or assets may be bound, (iii) violates or will violate any Law of any Governmental Authority or (iv) results or will result in the creation or imposition of any Lien upon any property or assets of any of the Triangle Entities; except in the cases of clauses (ii) - (iv), where such conflicts, breaches, violations or Liens would not, individually or in the aggregate, be reasonably likely to have a Triangle Material Adverse Effect.

Section 3.07       No Approvals. Except for (i) the approvals required by the Commission in connection with any registration statement filed under the Registration Rights Agreement and (ii) filings as may be required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of any waiting period relating thereto prior to conversion of the Convertible Note into Conversion Shares, no consent, approval, authorization or order of, or filing or registration with, any Governmental Authority is required in connection with the execution, delivery and performance by Triangle of each of the Transaction Documents or the consummation by Triangle of the transactions contemplated by the Transaction Documents, including the sale of the Convertible Note pursuant to this Agreement and the issuance of the Conversion Shares upon conversion of the Convertible Note.

Section 3.08         Compliance with Laws and Agreements.

(a)          Except as described on Schedule 3.08, each of the Triangle Entities is in compliance (i) with all terms, covenants and conditions contained in any Contract to which it is a party or by which it is bound or to which any of its properties or assets is subject and (ii) with all Laws of any Governmental Authority applicable to its business, operations, properties or assets, except in each case where the failure to be in compliance would not, individually or in the aggregate, be reasonably likely to have a Triangle Material Adverse Effect. None of the Triangle Entities has received written notice of any material violation of any Law.

(b)          To the Knowledge of the Triangle Entities, all third parties to any Contract to which any of the Triangle Entities is a party or by which any of them is bound or to which any of their properties or assets is subject are in compliance with all terms, covenants and conditions contained in each such Contract, except where the failure to be in compliance would not, individually or in the aggregate, be reasonably likely to have a Triangle Material Adverse Effect.

Section 3.09       Corporate Records. The minute books of each of the Triangle Entities have been made available to the Purchaser, and such books (i) reflect all meetings and actions of the board of directors (including each board committee) and stockholders (or analogous governing bodies or interest holders) of each of the Triangle Entities since the time of its respective organization through the date of the latest meeting and action, and (ii) accurately in all material respects reflect all transactions referred to in such minutes.

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Section 3.10        Triangle SEC Documents; Triangle Financial Statements.

(a)          Triangle has timely filed or furnished with the Commission all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it under the Exchange Act or the Securities Act since February 1, 2010 (all such documents, collectively, the “Triangle SEC Documents”). The Triangle SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Triangle Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Triangle SEC Document filed or furnished prior to the date hereof) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) in the case of the Triangle Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (v) in the case of the Triangle Financial Statements, fairly present the financial condition, results of operations and cash flows of Triangle and its Subsidiaries as of the dates and for the periods indicated.

(b)          KPMG LLP, who have audited and reviewed certain Triangle Financial Statements and audited the effectiveness of Triangle’s internal control over financial reporting and, expressed an unqualified opinion on management’s assessment thereof, are (i) independent public accountants as required by the Securities Act and (ii) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X. KPMG LLP is a registered public accounting firm as defined by the Public Company Accounting Oversight Board. Except as described on Schedule 3.10, since February 1, 2010, (i) Triangle has not been advised of (A) any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Triangle’s internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Triangle’s internal controls, and (ii) there have been no changes in internal controls or in other factors that could materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.

(c)          Triangle has provided to the Purchaser copies of all issued auditors’ reports received since February 1, 2010, in each case to the extent relating to the business of the Triangle Entities and the operation thereof. Except as described on Schedule 3.10, since February 1, 2010, Triangle has not received any letters to management regarding accounting practices and systems of internal controls. Since February 1, 2010, none of the Triangle Entities nor, to Triangle’s Knowledge, any director, officer, employee, auditor, accountant or representative of any of the Triangle Entities has received any complaint, allegation, assertion or claim, in each case of a material nature, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Triangle Entities or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that any Triangle Entity has engaged in questionable accounting or auditing practices.

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Section 3.11         Books and Records; Sarbanes-Oxley Compliance.

(a)          Each of the Triangle Entities (i) makes and keeps accurate books and records and (ii) maintains and has maintained effective internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) and a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of Triangle's consolidated financial statements in conformity with GAAP and to maintain accountability for its assets, (C) access to the Triangle Entities’ assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for the Triangle Entities’ assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Triangle is not aware of any failures of such internal accounting controls that are material or that would be required to be disclosed pursuant to any applicable Law.

(b)          Triangle has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), such disclosure controls and procedures are designed to ensure that the information required to be disclosed by Triangle in the reports it files or submits under the Exchange Act is accumulated and communicated to management of Triangle, including its principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and such disclosure controls and procedures are effective in alerting Triangle in a timely manner to material information required to be disclosed in Triangle’s reports filed with the Commission.

(c)          To the Knowledge of Triangle, there is and has been no failure on the part of Triangle or any of Triangle’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 3.12       No Material Adverse Change. Except as described on Schedule 3.12, since January 31, 2012, there has not been (i) any change, development, condition, circumstance, occurrence or event that has had or is reasonably likely to have a Triangle Material Adverse Effect, (ii) any transaction that is material to the Triangle Entities taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by any of the Triangle Entities that is material to the Triangle Entities taken as a whole, (iv) any change in the capital stock, membership or other equity interests or outstanding indebtedness of any of the Triangle Entities that is material to the Triangle Entities taken as a whole, (v) any dividend or distribution of any kind declared, paid or made on the capital stock of Triangle or (vi) any material change in Triangle’s accounting or tax principles, practices or methods.

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Section 3.13         Solvency. Immediately after the consummation of the issuance and sale of the Convertible Note in accordance with the terms of this Agreement, Triangle will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Triangle Entities are not less than the total amount required to pay the probable liabilities of Triangle on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) the Triangle Entities are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) assuming the sale of the Convertible Note as contemplated by this Agreement, the Triangle Entities have not incurred debts or liabilities beyond their ability to pay as such debts and liabilities mature, (iv) the Triangle Entities are not engaged in any business or transaction, and are not about to engage in any business or transaction, for which their property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Triangle Entities are engaged, and (v) the Triangle Entities are not a defendant in any civil action that could result in a judgment that the Triangle Entities are or would become unable to satisfy. In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.14        Title to Property.

(a)          Except as described on Schedule 3.14, other than to the extent such would not, individually or in the aggregate, reasonably be expected to have a Triangle Material Adverse Effect, each of the Triangle Entities has good and marketable title to all real property (other than oil and gas properties) and personal property owned by them and valid, legal and defensible title to the interests in oil and gas properties underlying the estimates of the Triangle Entities’ proved reserves set forth in Triangle’s most recently-filed Form 10-K, as amended, in each case free and clear of all Liens except (i) Liens arising under or securing indebtedness incurred under the Triangle Credit Agreement or (ii) Liens that do not materially affect the value of such properties taken as a whole.

(b)          Other than to the extent such would not, individually or in the aggregate, reasonably be expected to have a Triangle Material Adverse Effect, all real property and buildings held under lease by the Triangle Entities are held by them under valid, subsisting and enforceable leases, and the working interests derived from oil, gas and mineral leases or mineral interests held or leased by the Triangle Entities give the Triangle Entities the right to explore, develop and produce hydrocarbons from such properties consistent with standard industry practices. The care taken by the Triangle Entities with respect to acquiring or otherwise procuring such leases or mineral interests was generally consistent with standard industry practices in the areas in which the Triangle Entities operate for acquiring or procuring leases and mineral interests therein to explore, develop and produce hydrocarbons. No real property (including oil, gas and mineral leases and mineral interests) owned, leased, licensed or used by the Triangle Entities lies in an area which is, or to the Knowledge of the Triangle Entities will be, subject to restrictions which would prohibit, and no statements of facts relating to the actions or inaction of another Person or its ownership, leasing, licensing, or use of any real or personal property (including oil, gas and mineral leases and mineral interests) exists or will exist which would prevent, the continued effective ownership, leasing, licensing, exploration, development or production or use of such property in the business of the Triangle Entities as presently conducted or as the Triangle SEC Documents indicate they contemplate conducting.

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(c)          As of the date hereof, (i) all royalties, rentals, deposits and other amounts owed under the oil and gas leases constituting the oil and gas properties of the Triangle Entities have been properly and timely paid (other than amounts held in suspense accounts pending routine payments or related to disputes about the proper identification of royalty owners), and no material amount of proceeds from the sale or production attributable to the oil and gas properties of the Triangle Entities are currently being held in suspense by any purchaser thereof, and (ii) there are no claims under take-or-pay contracts pursuant to which natural gas purchasers have any make-up rights affecting the interests of the Triangle Entities in their oil and gas properties, except in each case where such failure to pay or claim would not, individually or in the aggregate, be reasonably likely to have a Triangle Material Adverse Effect.

Section 3.15        Reserve Engineers; Reserve Estimates.

(a)          Ryder Scott Company, L.P. (“Ryder Scott”), who issued a report with respect to the Triangle Entities’ oil and natural gas reserves at January 31, 2012, has represented to Triangle that it is, and to the Knowledge of Triangle is, an independent petroleum engineer with respect to Triangle.

(b)          The oil and gas reserve estimates of the Triangle Entities included in Triangle’s most recently-filed Form 10-K, as amended, have been prepared by independent reserve engineers in accordance with Commission guidelines applied on a consistent basis throughout the periods involved, and Triangle has no reason to believe that such estimates do not fairly reflect the oil and gas reserves of the Triangle Entities as of the dates indicated. Other than normal production of the reserves and intervening market commodity price fluctuations, and except as described in Triangle’s most recently-filed Form 10-K, as amended, Triangle is not aware of any facts or circumstances that would result in a material adverse change in the aggregate net reserves, or the aggregate present value of future net cash flows therefrom, as described in Triangle’s most recently-filed Form 10-K, as amended.

Section 3.16       Insurance. The Triangle Entities are insured by insurers in such amounts as Triangle believes are adequate for the conduct of their business and as Triangle believes are customary for the business in which they are engaged. All such policies of insurance insuring the Triangle Entities are in full force and effect and the Triangle Entities have no reason to believe that any of them will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business. There are no material claims by any of the Triangle Entities under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

Section 3.17      Litigation. Except as described on Schedule 3.17, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of Triangle, threatened, to which any of the Triangle Entities is or would be a party or of which any of their respective properties or assets is or would be subject at Law or in equity, before or by any Governmental Authority, or before or by any self-regulatory organization or other non-governmental regulatory authority (including NYSE MKT), which are reasonably likely to, individually or in the aggregate, have a Triangle Material Adverse Effect.

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Section 3.18        Labor, Employment and Benefit Matters.

(a)          None of the Triangle Entities have agreed to recognize any union or other collective bargaining representative, and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of their employees. To the Knowledge of Triangle, no union organizational campaign or representation petition is currently pending with respect to any of the employees of the Triangle Entities. None of the Triangle Entities are party to or bound by any collective bargaining agreement or labor contract or individual agreement applicable to any employees of the Triangle Entities. No collective bargaining agreements or other labor contract relating to employees of the Triangle Entities are being negotiated. Except for such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Triangle Material Adverse Effect, none of the Triangle Entities are subject to any consent decree with any Governmental Authority or arbitrator relating to claims of unfair labor practices, employment discrimination, or other claims with respect to employment and labor practices and policies, and no Government Authority or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of the Triangle Entities. No labor dispute with the employees of the Triangle Entities exists or, to the Knowledge of Triangle, is imminent, and Triangle is not aware of any existing or imminent labor disturbance by the employees of any of the Triangle Entities’ principal operators, contractors, suppliers or customers, which, in any such case would, individually or in the aggregate, reasonably be likely to have a Triangle Material Adverse Effect. To the Knowledge of Triangle, no executive officer of Triangle presently plans to terminate his or her employment.

(b)          Each Plan has been established, administered and operated in compliance with its terms and all applicable Laws, including without limitation the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Code”), except where the failure to so comply would not, individually or in the aggregate, be reasonably likely to have a Triangle Material Adverse Effect. Each Plan intended to be qualified under section 401(a) of the Code (i) is maintained pursuant to a prototype document approved by the Internal Revenue Service, for which a separate determination letter is not required, or has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, and (ii) has not been operated in a way that would reasonably be expected to adversely affect its qualified status. No Plan is, and none of Triangle, the Triangle Subsidiaries or any ERISA Affiliate has any liability with respect to, a multiemployer plan (within the meaning of section 3(37) of ERISA) or a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Plan provides or promises to provide retiree medical, dental or life insurance benefits to any current or former employee of Triangle or any Triangle Subsidiary (except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA). As used herein: (1) the term “Plan” means each of the following that is sponsored, maintained or contributed to by Triangle, any Triangle Subsidiary or any ERISA Affiliate, or with respect to which any of such entities could have any liability: (A) each “employee benefit plan,” as such term is defined in section 3(3) of ERISA (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and (B) each bonus, equity ownership, equity option, phantom equity, deferred compensation, incentive compensation, vacation, holiday, sick leave, and each other employee benefit plan, agreement, program, practice or understanding which is not described in clause (A); and (2) the term “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes Triangle or any Triangle Subsidiary, or that is a member of the same “controlled group” as Triangle or any Triangle Subsidiary pursuant to Section 4001(a)(14) of ERISA.

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(c)          All employees and former employees of the Triangle Entities have been paid in full all accrued and due wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other accrued and due compensation for all services performed by them up to the date hereof. Except for such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Triangle Material Adverse Effect, the Triangle Entities have, and have always been since February 1, 2010, in compliance with all applicable laws and regulations regarding labor and employment practices.

Section 3.19        Tax Returns.

(a)          (i) Each of the Triangle Entities has prepared and timely filed all Tax Returns required to be filed by any of them or has requested extensions thereof and all such filed Tax Returns are complete and accurate, (ii) each of the Triangle Entities has timely paid all Taxes that are required to be paid by any of them, (iii) there are no audits, examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes pending or threatened in writing nor has any deficiency for any Tax been assessed by any Governmental Authority in writing against any Triangle Entity which are reasonably likely to, individually or in the aggregate, have a Triangle Material Adverse Effect, and (iv) all Taxes required to be withheld by any Triangle Entity have been withheld and paid over to the appropriate Tax authority (except, in the case of this clause (iv) or clause (i) or (ii) above, with respect to matters which would not, individually or in the aggregate, be reasonably likely to have a Triangle Material Adverse Effect or which are contested in good faith and for which adequate reserves have been established on Triangle’s financial statements in accordance with GAAP). None of the Triangle Entities has entered into any transaction that, as of the date of this Agreement, has been identified by the Internal Revenue Service in published guidance as a “listed transaction” as defined under Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(b)          As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any Contract, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

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Section 3.20        Environmental Matters. Except as described on Schedule 3.20, the Triangle Entities (i) are, and at all times since February 1, 2010 have been, and to the Knowledge of Triangle at all times during the five year period preceding the date of this Agreement have been, in compliance in all material respects with Environmental Law, (ii) have received all Environmental Permits required of them under Environmental Law to conduct their respective businesses in all material respects as they are currently being conducted, (iii) are in compliance in all material respects with all terms and conditions of such Environmental Permits, (iv) since February 1, 2010, have not received any notice from or been the subject to any suit, proceeding, investigation, claim or action by any Governmental Authority or other third party that would reasonably be expected to result in any material liability to or obligation of the Triangle Entities alleging or asserting any violation of Environmental Law or any liability under Environmental Law, which notice, suit, proceeding, investigation, claim or action has not been resolved to the satisfaction of the party giving or asserting it, and (v) to the Knowledge of the Triangle Entities, have not caused a release into the environment of any Hazardous Material in a manner that would reasonably be expected to result in any material liability to or obligation of the Triangle Entities. The Triangle Entities have made available to the Purchaser complete and correct copies of all material environmental reports within the possession of the Triangle Entities relating to the business and any real estate owned, leased, or operated by the Triangle Entities or any of their predecessors in interest. The representations and warranties in this Section 3.20 constitute the sole and exclusive representations of the Triangle Entities with respect to environmental matters.

Section 3.21         Permits. Each of the Triangle Entities has such permits, consents, licenses, franchises, certificates and authorizations of governmental or regulatory authorities (“permits”) as are necessary to own its properties and assets and to conduct its business in the manner described in the Triangle SEC Documents, except where the failure to have obtained the same would not, individually or in the aggregate, be reasonably likely to have a Triangle Material Adverse Effect. Each of the Triangle Entities has fulfilled and performed all its obligations with respect to such permits which are or will be due to have been fulfilled and performed by the applicable date except where the failure to have so performed would not, individually or in the aggregate, be reasonably likely to have a Triangle Material Adverse Effect, and no event has occurred that would prevent the permits from being renewed or reissued or which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such permit. No actions, suits, claims, investigations or proceedings are pending or, to the Knowledge of Triangle, are threatened, before or by any Governmental Authority, relating to the suspension, revocation, termination, impairment or modification of any such permit, which would be reasonably likely to, individually or in the aggregate, have a Triangle Material Adverse Effect.

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Section 3.22        Foreign Corrupt Practices Act; Money Laundering.

(a)          None of the Triangle Entities, and, to the Knowledge of Triangle, no director, officer, agent, employee or other person associated with or acting on behalf of the Triangle Entities, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA (as defined below), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and to the Knowledge of Triangle, the Triangle Entities have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. “FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(b)          The operations of the Triangle Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Triangle Entities with respect to the Money Laundering Laws is pending or, to the Knowledge of Triangle, threatened.

Section 3.23        NYSE MKT Listing. The Common Stock is listed on NYSE MKT, and Triangle has not received any notice of delisting. The issuance and sale of the Convertible Note and the issuance of Conversion Shares in accordance with the terms of the Transaction Documents does not contravene NYSE MKT rules and regulations.

Section 3.24        Related Party Transactions. No relationship, direct or indirect, exists between or among the Triangle Entities on the one hand, and the directors, officers, stockholders, customers or suppliers of the Triangle Entities, on the other hand, that is required to be disclosed in the Triangle SEC Documents and is not so described. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Triangle Entities to or for the benefit of any of the officers or directors of Triangle.

Section 3.25        Control Share Acquisition and Business Combinations. Triangle has taken, or will use reasonable best efforts to undertake, all necessary action to cause Sections 78.378 through 78.3793, inclusive, and Sections 78.411 through 78.444 of the Nevada Corporations Code not to apply to the transactions contemplated by the Transaction Documents.

Section 3.26         Investment Company. None of the Triangle Entities is now, and after the issuance and sale of the Convertible Note will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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Section 3.27        Certain Fees. No fees or commissions are or will be payable by Triangle to brokers, finders or investment bankers with respect to the sale of the Convertible Note or the consummation of the transactions contemplated by this Agreement. Triangle agrees that it will indemnify and hold harmless the Purchaser from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by Triangle or alleged to have been incurred by Triangle in connection with the sale of the Convertible Note or the consummation of the transactions contemplated by the Transaction Documents.

Section 3.28        Form S-3 Eligibility. As of the date of this Agreement, Triangle is eligible to register the resale of the Conversion Shares for resale by the Purchaser under Form S-3 promulgated under the Securities Act.

Section 3.29        Required Stockholder Vote. The majority of the total votes cast by the Stockholders (with the exception of the Conversion Shares, which are not entitled to vote according to the rules of NYSE MKT) is the only approval required to approve the Proposal.

Section 3.30        Private Placement. Assuming the accuracy of the representations and warranties set forth in Article IV, the offer and sale of the Convertible Note to the Purchaser as contemplated herein is exempt from the registration requirements of the Securities Act.

Section 3.31        Other Regulatory Compliance. None of the transactions contemplated by the Transaction Documents will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to Triangle with respect to itself, on and as of the date of this Agreement, as follows:

Section 4.01         Existence. The Purchaser has been duly formed and is validly existing in good standing under the Laws of the State of Delaware.

Section 4.02         Authorization; Enforceability. The Purchaser has all requisite limited liability company power and authority and has taken all requisite action necessary for (i) the authorization, execution and delivery of the Transaction Documents and (ii) the authorization of the performance of all obligations of the Purchaser under the Transaction Documents. The Transaction Documents have been duly authorized and validly executed and delivered by the Purchaser, and assuming due authorization, execution and delivery by Triangle, the Transaction Documents will constitute valid and binding obligations of the Purchaser enforceable against the Purchase in accordance with their terms; provided, that the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and (ii) public policy, applicable Law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

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Section 4.03        No Breach. None of the execution, delivery and performance of the Transaction Documents by the Purchaser and the consummation of the transactions contemplated by the Transaction Documents (i) conflicts or will conflict or constitutes or will constitute a violation of the provisions of the Organizational Documents of the Purchaser (ii) results or will result in a breach or violation of any of the terms or provisions of, or constitutes or will constitute a default under, any material agreement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject, or (iii) violates or will violate any Law of any Governmental Authority, except in the cases of clauses (ii) and (iii) where such breach or violation would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transaction under any Transaction Documents to which it is a party.

Section 4.04         Certain Fees.  No fees or commissions are or will be payable by the Purchaser to brokers, finders or investment bankers with respect to the purchase of the Convertible Note or the consummation of the transactions contemplated by this Agreement. The Purchaser agrees that it will indemnify and hold harmless Triangle from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by the Purchaser or alleged to have been incurred by the Purchaser in connection with the purchase of the Convertible Note or the consummation of the transactions contemplated by the Transaction Documents.

Section 4.05         Unregistered Securities.

(a)          Accredited Investor Status; Sophisticated Purchaser. The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and is able to bear the risk of its investment in the Convertible Note and the Conversion Shares for an indefinite period. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Convertible Note and the Conversion Shares.

(b)          Information. The Purchaser or its Representatives have been furnished with materials relating to the business, finances and operations of Triangle and relating to the offer and sale of the Convertible Note and Conversion Shares that have been requested by the Purchaser. The Purchaser or its Representatives have been afforded the opportunity to ask questions of Triangle or its Representatives. The Purchaser understands and acknowledges that its purchase of the Convertible Note and the Conversion Shares involves a high degree of risk and uncertainty. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Convertible Note.

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(c)          Purchaser Representation. The Purchaser is purchasing the Convertible Note for its own account and not with a view to distribution in violation of any securities Laws. The Purchaser understands and acknowledges that there is no public trading market for the Convertible Note and that none is expected to develop. The Purchaser has been advised and understands and acknowledges that neither the Convertible Note nor the Conversion Shares have been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). The Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(d)          Legends.

(i)          The Purchaser understands and acknowledges that, until such time as the Convertible Note and the Conversion Shares have been registered pursuant to the provisions of the Securities Act, or the Convertible Note and the Conversion Shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Convertible Note and the Conversion Shares will bear the following restrictive legend: “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS."

(ii)         The Purchaser understands and acknowledges that the Convertible Note will contain restrictions on transfer as described therein.

(e)          Reliance Upon the Purchaser’s Representations and Warranties. The Purchaser understands and acknowledges that the Convertible Note is being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws, and that Triangle and Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Triangle, are relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth in this Agreement in (i) concluding that the issuance and sale of the Convertible Note is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act, and (ii) determining the applicability of such exemptions and the suitability of the Purchaser to purchase the Convertible Note.

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Section 4.06        Limitation on Conversion. Purchaser understands and acknowledges that, unless and until Triangle obtains Stockholder Approval of the Proposal, the Convertible Note will include certain limitations on a holder’s ability to convert the Convertible Note into shares of Common Stock.

ARTICLE V

COVENANTS

Section 5.01         Stockholder Vote with Respect to Conversion; Listing on NYSE MKT.

(a)          Subject to the limitations contained herein, for so long as the Convertible Note remains outstanding, Triangle shall use its reasonable best efforts, in accordance with the applicable corporate Law of the State of Nevada (or, in the event Triangle re-incorporates in any other jurisdiction, the applicable corporate Law of such jurisdiction) and the Triangle Organizational Documents, to obtain the Stockholder approval required by NYSE MKT (“Stockholder Approval”) to authorize the issuance of all of the shares of Common Stock issuable upon conversion in full of the Convertible Note (the “Proposal”) including, as soon as practicable after the date of this Agreement, (i) the Proposal to be considered and voted upon at the next annual meeting of the Stockholders (the “First Stockholders Meeting”) and holding such annual meeting as soon as reasonably practicable, but in any event not later than 180 days after the date of this Agreement; and (ii) using its reasonable best efforts to solicit from the Stockholders proxies in favor of the approval of the Proposal and taking all other action reasonably necessary or advisable to secure Stockholder Approval of the Proposal. If Triangle does not obtain Stockholder Approval of the Proposal at the First Stockholders Meeting, Triangle shall include the Proposal to be considered and voted upon at two (or one, if Stockholder Approval of the Proposal is obtained at the first of such meetings) subsequent annual meetings (each of such meetings and the First Stockholders Meeting, a “Stockholders Meeting”) of the Stockholders; provided that if requested by the Purchaser within 90 days of the First Stockholders Meeting, the first of such subsequent Stockholders Meetings shall be a special meeting of the Stockholders to be held within 180 days after the First Stockholders Meeting. Triangle shall use reasonable best efforts to hold any such subsequent Stockholders Meeting within 365 days of the preceding annual meeting.

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(b)          In connection with each Stockholders Meeting at which the Proposal is to be considered, Triangle will use its reasonable best efforts to (i) in the case of the First Stockholders Meeting, as promptly as reasonably practicable after the date of this Agreement, and in the case of each subsequent Stockholders Meeting, a reasonable period of time before the date of such Stockholders Meeting, prepare and file with the Commission a proxy statement (as it may be amended or supplemented from time to time, a “Proxy Statement”) that includes consideration of the Proposal (and such other matters as are to be considered by the Stockholders at such Stockholders Meeting) at the Stockholders Meeting, (ii) respond as promptly as reasonably practicable to any comments received from the Commission with respect to such filings and provide copies of such comments to the Purchaser promptly upon receipt and provide copies of proposed responses to the Purchaser as promptly as reasonably practicable prior to filing to allow the Purchaser the opportunity to provide comments, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any Commission comments or as otherwise required by applicable Law, (iv) as promptly as reasonably practicable, distribute or otherwise make available to the Stockholders, in accordance with applicable Law and the rules of the Commission and NYSE MKT, the Proxy Statement and, as determined by Triangle, all other customary proxy or other materials for meetings such as a Stockholders Meeting, (v) to the extent required by applicable Laws or rules of the Commission, as promptly as reasonably practicable, prepare, file and distribute (or otherwise make available) to the Stockholders, in accordance with applicable Law and the rules of the Commission, any amendment or supplement to the Proxy Statement if any event shall occur which requires such action at any time prior to the Stockholders Meeting, (vi) retaining a proxy solicitor reasonably acceptable to the Purchaser to assist with the solicitation of proxies to approve the Proposal, and (vii) otherwise comply in all material respects with all requirements of Law and rules of the Commission applicable to any Stockholders Meeting. The Purchaser shall cooperate with Triangle in connection with the preparation of the Proxy Statement and any amendments or supplements thereto, including promptly furnishing Triangle, upon request, with any and all information as may be required to be set forth in the Proxy Statement under applicable Laws or rules of the Commission. Triangle will provide to the Purchaser, at least three (3) Business Days prior to filing with the Commission, the Proxy Statement, or any amendments or supplements thereto, and shall give reasonable consideration to any comments proposed by the Purchaser prior to distributing (or otherwise making available) the Proxy Statement to the Stockholders. The Proxy Statement shall include the recommendation of the Board to approve the Proposal.

(c)          If, at any time prior to a Stockholders Meeting, any information relating to Triangle or the Purchaser should be discovered by Triangle or the Purchaser which should be set forth in an amendment or supplement to a Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by applicable law, Triangle shall use its reasonable best efforts to disseminate as promptly as reasonably practicable in an appropriate manner in accordance with applicable Law and the rules of the Commission an appropriate amendment thereof or supplement thereto describing such information to the Stockholders.

(d)          Triangle hereby represents, warrants, covenants and agrees that none of the information included or incorporated by reference in a Proxy Statement shall, at the date it is first distributed or otherwise made available to the Stockholders or at the time of the applicable Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no such representation is made by Triangle with respect to statements made or incorporated by reference therein in reliance on, and in conformity with, information supplied in writing by or on behalf of the Purchaser in connection with the preparation of the Proxy Statement or any amendment or supplement thereto expressly for inclusion therein. The Proxy Statement or any amendment or supplement thereto that is filed by Triangle will comply as to form in all material respects with the requirements of the Exchange Act.

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(e)          Triangle’s obligations under this Section 5.01 shall not apply following any date on which the rules of NYSE MKT, or the staff interpretations thereof, are changed such that no approval of the Stockholders is required for the Proposal under such rules; provided that Triangle shall have received, and delivered, or caused to be delivered, to the Purchaser, a written opinion of outside counsel to Triangle to such effect, or NYSE MKT shall have provided written confirmation to such effect.

Section 5.02         Control Share Acquisition and Business Combinations; Stockholder Rights Plans. Triangle shall take, or use reasonable best efforts to undertake, all actions as are necessary to cause Sections 78.378 through 78.3793, inclusive, and Sections 78.411 through 78.444, inclusive, of the Nevada Corporations Code (or, in the event Triangle re-incorporates in any other jurisdiction, then the similar anti-takeover laws of such jurisdiction) to not apply to the issuance of the Convertible Note and the conversion of the Convertible Note into Conversion Shares. If Triangle approves the adoption of a “poison pill” or other stockholder rights plan, Triangle shall cause such plan to exclude the Purchaser and its permitted Affiliate transferees of the Convertible Note from being considered an acquiring person thereunder as a result of the conversion of the Convertible Note into Conversion Shares.

Section 5.03         HSR Compliance. Triangle acknowledges that issuance of the Conversion Shares to the Purchaser upon conversion of the Convertible Note may subject the Purchaser to the filing requirements of the HSR Act. As a result, such issuance may be subject to compliance by the Purchaser with all applicable filing requirements and the expiration of all waiting periods under the HSR Act. Accordingly, Triangle shall reasonably cooperate with the Purchaser and shall furnish to the Purchaser such necessary information and reasonable assistance as the Purchaser may reasonably request in connection with its preparation of any filings under the HSR Act. For the avoidance of doubt, all expenses incident to the Purchaser’s filing requirements under the HSR Act shall be borne by the Purchaser.

Section 5.04         Further Assurances; Listing of Underlying Shares. From time to time after the date hereof, without further consideration, Triangle and the Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by the Transaction Documents. Without limiting the foregoing, Triangle shall (i) file with NYSE MKT the proper form or other notification and required supporting documentation, and provide to NYSE MKT any other requested information, related to the Conversion Shares and (ii) ensure that the issuance of the Conversion Shares is in compliance with applicable NYSE MKT rules and regulations. If Triangle applies to have its Common Stock or other securities traded on any principal stock exchange or market other than NYSE MKT, it shall include in such application the Conversion Shares and will take such other action as is necessary to cause such Conversion Shares to be so listed.

Section 5.05         Section 16(b) Matters. Triangle shall take, or shall have taken, all actions reasonably necessary to cause the payment of interest in kind under the Convertible Note and the exercise of the preemptive rights granted under the Investment Agreement to be exempt under Section 16(b) of the Exchange Act, including any actions reasonably necessary pursuant to Rule 16b-3 under the Exchange Act.

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ARTICLE VI

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01         Indemnification by Triangle. Triangle agrees to indemnify the Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by Triangle contained herein to be true and correct in all material respects as of the date hereof or (ii) the breach of any of the covenants of Triangle contained herein; provided, that in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice to Triangle shall constitute the date upon which such claim has been made; provided, further, that, absent fraud or willful misconduct, the liability of Triangle shall not be greater in amount than the Purchase Price.

Section 6.02         Indemnification by the Purchaser. The Purchaser agrees to indemnify Triangle and its Representatives (collectively, “Triangle Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by the Purchaser contained herein to be true and correct in all material respects as of the date hereof or (ii) the breach of any of the covenants of the Purchaser contained herein; provided, that in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Triangle Related Party shall have given notice to the Purchaser shall constitute the date upon which such claim has been made; provided, further, that, absent fraud or willful misconduct, the liability of the Purchaser (and its Affiliates, if the Purchaser Transfers (as defined in the Convertible Note) a portion or all of the Convertible Note or all or a portion of the Conversion Shares to an Affiliate in accordance with the terms and upon the conditions of the Convertible Note) shall not be greater in amount than the Purchase Price.

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Section 6.03         Indemnification Procedure.

(a)          A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification that it may claim in accordance with this Article VI.

(b)          Promptly after any Triangle Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third Party Claim but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is prejudiced by such failure. Such notice shall state the nature and the basis of such Third Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle such Third Party Claim, it shall promptly, and in no event later than five (5) days following receipt of notice of such Third Party Claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and/or the settlement thereof. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third Party Claim, failed (y) to assume the defense or settlement of such Third Party Claim and employ counsel and (z) notify the Indemnified Party of such assumption, or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such settlement or legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred; provided, however, that the Indemnifying Party shall not be responsible for the fees and expenses of more than one separate counsel for the Purchaser and its Affiliates. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the Indemnified Party.

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Section 6.04         Tax Matters. All indemnification payments under this Article VI shall be adjustments to the Purchase Price, except as otherwise required by applicable Law.

Section 6.05         Exclusive Remedy. Except for the assertion of any claim based on fraud, the remedies provided in this Article VI shall be the sole and exclusive legal remedies of the parties hereto, from and after the Closing and prior to the expiration of the applicable survival period in Section 7.03, with respect to breaches of representations, warranties and covenants under this Agreement and the transactions contemplated hereby.

ARTICLE VII

MISCELLANEOUS

Section 7.01         Fees and Expenses. Triangle shall pay out of the proceeds received from the consummation of the transactions contemplated by this Agreement the reasonable out-of-pocket fees and expenses incurred by the Purchaser in connection the transactions contemplated by the Transaction Documents, including legal, accounting, advisory and other reasonable out-of-pocket fees and expenses; provided, that the expenses of the Purchaser paid out of such proceeds shall not exceed $250,000 in the aggregate.

Section 7.02         Interpretation. Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section and Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference in this Agreement to $ shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by the Purchaser, such action shall be in the Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect and (ii) the parties hereto shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

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Section 7.03        Survival of Provisions. The representations and warranties set forth in Sections 3.01, 3.04, 3.05, 4.01 and 4.02 shall survive the execution and delivery of this Agreement indefinitely and the other representations and warranties made herein shall survive until the date upon which Triangle files its Annual Report on Form 10-K for the year ended January 31, 2013 with the Commission and no claim may be made regarding the representations and warranties after such date. The covenants made in this Agreement or any other Transaction Document shall survive the Closing and remain operative and in full force and effect. Regardless of any purported general termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of Triangle and the Purchaser thereunder, and this Article VII shall remain operative and in full force and effect as between Triangle and the Purchaser, unless Triangle and the Purchaser execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between Triangle and the Purchaser.

Section 7.04         No Waiver; Modifications in Writing.

(a)          Delay. Except as otherwise provided herein, no failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at Law or in equity or otherwise.

(b)          Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Transaction Document shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Transaction Document, any waiver of any provision of this Agreement or any other Transaction Document and any consent to any departure by Triangle from the terms of any provision of this Agreement or any other Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on Triangle in any case shall entitle Triangle to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

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Section 7.05         Binding Effect; Assignment.

(a)          Binding Effect. This Agreement shall be binding upon Triangle, the Purchaser and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b)          Assignment of Rights. The Purchaser’s rights and obligations hereunder (including the right to seek indemnification) may be transferred or assigned in whole or in part by the Purchaser to any Affiliate of the Purchaser without the consent of Triangle. Upon any such permitted transfer or assignment, references in this Agreement to the Purchaser (as they apply to the transferor or assignor, as the case may be) shall thereafter apply to such transferee or assignee of the Purchaser unless the context otherwise requires. Except as provided in the first sentence of this Section 7.05(b), the Purchaser and its permitted Affiliate transferees of the Convertible Note shall not assign or transfer any portion of the rights and obligations of the Purchaser under this Agreement without the written consent of Triangle, which shall not be unreasonably withheld. No portion of the rights and obligations of Triangle under this Agreement may be transferred or assigned without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

Section 7.06         Non-Disclosure. Prior to the Triangle Entities or any of their respective Representatives disclosing any information naming the Purchaser or any of its Affiliates in any filing with the Commission, NYSE MKT or any Governmental Authority or other public disclosure, the Triangle Entities shall provide the Purchaser a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 7.06 shall delay any required filing with the Commission, NYSE MKT or any Governmental Authority or other public disclosure or otherwise hinder the Triangle Entities’ or their Representatives’ ability to timely comply with all Laws or rules and regulations of the Commission, NYSE MKT or other Governmental Authority.

Section 7.07         Communications. All notices and demands provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail, facsimile or air courier guaranteeing overnight delivery to the following addresses:

(a)          If to the Purchaser:

NGP Triangle Holdings, LLC
125 East John Carpenter Fwy., Suite 600
Irving, Texas 75062
Attention: Craig Glick
Facsimile: (972) 432-1441
Internet electronic mail: cglick@ngptrs.com

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with a copy to:

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Doug McWilliams
Facsimile: (713) 615-5725
Internet electronic mail: dmcwilliams@velaw.com

(b)          If to Triangle:

Triangle Petroleum Corporation
1200 17th Street, Suite 2600
Denver, Colorado 80202
Attention: Justin Bliffen
Facsimile: (303) 260-5080
Internet electronic mail: jbliffen@trianglepetroleum.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana, Suite 6800
Houston, TX 77002
Attention: Richard Aftanas and Christian Callens
Facsimile: (212) 735-2000

Internet electronic mail:	richard.aftanas@skadden.com and
christian.callens@skadden.com

or to such other address as Triangle or the Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; (iv) when receipt is acknowledged, if sent by facsimile; and (v) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

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Section 7.08         Removal of Legend.

(a)          The Purchaser may request Triangle to remove the legend set forth in Section 4.05(d)(i) from the Convertible Note by submitting to Triangle such certificates, together with an opinion of outside counsel reasonably acceptable to Triangle to the effect that such legend is no longer required under the Securities Act or applicable state Laws as the case may be, as Triangle may request; provided, that, no opinion of counsel shall be required if the Purchaser is effecting a sale of the Convertible Note pursuant to Rule 144 under the Securities Act (and the Purchaser delivers a Rule 144 Representation Letter to Triangle) or the Conversion Shares have been registered under the Securities Act pursuant to an effective registration statement. Triangle shall reasonably cooperate with the Purchaser to effect removal of such legend. The legend described in Section 4.05(d)(i) shall be removed and Triangle shall issue a Convertible Note without such legend to the holder of the Convertible Note upon which it is stamped, if, unless otherwise required by state securities Laws, (i) such Convertible Note is sold pursuant to an effective registration statement, (ii) in connection with a sale, assignment or other transfer, such holder provides Triangle with an opinion of a law firm reasonably acceptable to Triangle, in a generally acceptable form, to the effect that such sale, assignment or transfer of such Convertible Note may be made without registration under the applicable requirements of the Securities Act, or (iii) in connection with a sale, assignment of or other transfer of such Convertible Note, such holder provides Triangle with a representation letter that such Convertible Note will be sold, assigned or transferred pursuant to Rule 144 under the Securities Act. Triangle shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 7.08; provided, that the Purchaser shall be responsible for all legal fees and expenses of counsel incurred by the Purchaser with respect to matters addressed in this Section 7.08.

(b)          Certificates evidencing Conversion Shares shall not contain any legend (including the legend set forth in Section 4.05(d)(i)), (i) while a registration statement covering the resale of such security is effective under the Securities Act and the Purchaser delivers to Triangle a representation letter agreeing that such Conversion Shares will be sold under such effective registration statement, or (ii) following any sale of such Conversion Shares pursuant to Rule 144, (iii) if such Conversion Shares may be sold free of restrictions pursuant to Rule 144(b) or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).

Section 7.09         Entire Agreement. This Agreement, the other Transaction Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Transaction Documents with respect to the rights granted by Triangle or any of its Affiliates or the Purchaser or any of their Affiliates set forth herein or therein. This Agreement, the other Transaction Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.10         Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of New York without regard to principles of conflicts of Laws (except that matters to which the Law of the jurisdiction of formation of Triangle is applicable shall be subject to the internal Laws of such state). Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York in the Borough of Manhattan in the City of New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York in the Borough of Manhattan in the City of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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Section 7.11        Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.12         Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

TRIANGLE PETROLEUM CORPORATION

By:	/s/ Jonathan Samuels
Name:	Jonathan Samuels
Title:	President and Chief Executive Officer

NGP TRIANGLE HOLDINGS, LLC

By:	NGP Natural Resources X, L.P., its managing member

By:	G.F.W. Energy X, L.P., its general partner

By:	GFW X, L.L.C., its general partner

By:	/s/ Kenneth A. Hersh
Name: Kenneth A. Hersh
Title: Authorized Member